FOR IMMEDIATE RELEASE
Contact:

Brookdale Senior Living Inc.
Ross Roadman  615-564-8104
Brookdale Announces Second Quarter 2012 Results
Nashville, TN.  August 6, 2012 - Brookdale Senior Living Inc. (NYSE: BKD) (the "Company") today reported financial and operating results for the second quarter of 2012.
•
Cash From Facility Operations ("CFFO") was $69.2 million, or $0.57 per share, excluding $7.7 million of integration, transaction-related and electronic medical records ("EMR") roll-out costs in the second quarter of 2012.

•	Average occupancy was 87.7%, a 110 basis point increase from 86.6% in the second quarter of 2011 and a 10 basis point decrease from the first quarter of 2012.
•	Average monthly revenue per unit for the senior housing portfolio improved by 1.5% to $4,266 for the second quarter of 2012 from $4,203 for the second quarter of 2011.
•	Entry Fee CCRCs produced a record 106 independent living entry fee unit closings and $14.3 million of net cash flow, an increase of $8.3 million over the second quarter of 2011.
•	Adjusted EBITDA was $112.2 million, a 7.2% increase from $104.6 million in the second quarter of 2011, excluding integration, transaction-related and EMR roll-out costs in both periods.
Bill Sheriff, Brookdale's CEO, said, "During the quarter we saw signs of improvement in our businesses.  We are very pleased with the performance this quarter of our entry fee communities;  strength in the underlying local home resale activity in most markets in which we operate translated into record quarterly sales and net cash flow for that segment.  Our senior housing pricing improved with same community revenue per unit, excluding skilled nursing and ancillary services, increasing 2.5% versus the prior year period.  We have seen these key revenue driver trends continue through July and with continued progress in our ancillary services business we remain encouraged about Brookdale's outlook for the remainder of 2012."
Mark Ohlendorf, Co-President and CFO of Brookdale, commented, "In an effort to provide greater transparency in our financial reporting, we have added two new reporting segments for presentation in the supplemental information to be posted on our website and in our to-be-filed Form 10-Q.  These changes are intended to give our investors a more thorough understanding of our business and the various contributions and trends in each segment.  For example, the ISC ancillary services segment increased its operating profit by approximately $2.0 million from the first quarter to the second quarter of 2012.  This increase came primarily from the increasing contribution from the rollout of ancillary services to units from recent acquisitions as well as from operational improvements made in reaction to the 2012 Medicare home health changes. We expect these improvements to continue."
Beginning this quarter, the Company expanded its segment reporting from the original four segments to six segments by breaking out the former CCRCs segment into separate rental and entry fee CCRCs segments and by adding an Innovative Senior Care segment, which includes the Company's outpatient therapy, home health and hospice services.
Financial Results
Total revenue for the second quarter was $690.8 million, an increase of $107.5 million, or 18.4%, from the second quarter of 2011.  Resident fee revenue for the second quarter increased $38.5 million, or 6.8%, from the second quarter of 2011.  Revenue attributed to "reimbursed costs incurred on behalf of managed communities" increased by $63.1 million, primarily due to the addition of managed communities from the Horizon Bay acquisition.
Beginning October 1, 2011, the Company's two CCRC segments were impacted by a reduction in the reimbursement rate for Medicare skilled nursing patients as well as a negative change in the allowable method for delivering therapy services to skilled nursing patients.  For the second quarter, the combined negative financial impact of these changes was approximately $5.4 million, comprised of approximately $4.4 million of reduced revenue from the rate reduction and approximately $1.0 million of additional expense relating to increased therapy labor.  This impact is reflected in the financial results presented throughout this release and, in particular, increased expense and decreased revenue, Facility Operating Income, Adjusted EBITDA and Cash From Facility Operations.
Average monthly revenue per unit for the senior housing portfolio was $4,266 in the second quarter, an increase of $63, or 1.5%, over the second quarter of 2011.  Average occupancy for all consolidated communities for the second quarter of 2012 was 87.7%, compared to 86.6% for the second quarter of 2011 and 87.8% for the first quarter of 2012.  For the managed community portfolio, which includes a number of unstabilized communities in the initial fill-up phase, average occupancy for the second quarter was 84.0%.
Facility operating expenses for the second quarter were $403.5 million, an increase of $37.3 million, or 10.2%, from the second quarter of 2011.  Expenses attributed to "reimbursed costs incurred on behalf of managed communities" increased by $63.1 million, primarily due to the addition of managed communities from the Horizon Bay acquisition.
General and administrative expenses for the second quarter were $46.1 million.  Excluding integration, transaction-related and EMR roll-out costs of $7.7 million and $0.9 million in the second quarters of 2012 and 2011, respectively, and non-cash stock-based compensation expense from both periods, general and administrative expenses were $31.7 million in the second quarter of 2012 versus $28.2 million for the prior year same period. The increase in general and administrative expenses was primarily related to the addition of the Horizon Bay communities.  Demonstrating the Company's efficient platform, general and administrative expenses were

4.2% of resident fee revenue (including resident fee revenues under management) in the second quarter of 2012.
Brookdale's management utilizes Adjusted EBITDA and CFFO to evaluate the Company's performance and liquidity because these metrics exclude non-cash expenses such as depreciation and amortization, asset impairment, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization.  Adjusted EBITDA and Cash From Facility Operations included integration, transaction-related and EMR roll-out costs of $7.7 million for the three months ended June 30, 2012, $11.6 million for the six months ended June 30, 2012 and $0.9 million for both the three and six months ended June 30, 2011.  Brookdale also uses Facility Operating Income to assess the performance of its communities.
For the quarter ended June 30, 2012, Facility Operating Income was $192.2 million, an increase of $1.1 million, or 0.6%, over the second quarter of 2011, and Adjusted EBITDA, excluding integration, transaction-related and EMR roll-out costs in 2012 and 2011, was $112.2 million, an increase of $7.6 million, or 7.2%, over the second quarter of 2011.  For the six months ended June 30, 2012, Facility Operating Income was $383.9 million, an increase of $1.5 million, or 0.4%, over the first half of 2011, and Adjusted EBITDA, excluding integration, transaction-related and EMR roll-out costs in 2012 and 2011, was $212.7 million, an increase of $5.3 million, or 2.5%, over the first half of 2011.
Cash From Facility Operations was $61.5 million for the second quarter of 2012, or $0.51 per share.  CFFO, excluding integration, transaction-related and EMR roll-out costs for both periods, was $69.2 million for the second quarter of 2012, or $0.57 per share, an increase of $7.0 million, or 11.2%, over CFFO of $62.2 million, or $0.52 per share, for the second quarter of 2011.  CFFO, excluding integration, transaction-related and EMR roll-out costs for both periods, was $127.7 million for the six months ended June 30, 2012, or $1.05 per share, an increase of $3.7 million, or 3.0%, over CFFO of $124.0 million, or $1.03 per share, for the same period in 2011.
Net loss for the second quarter of 2012 was $(18.8) million, or $(0.15) per diluted common share. The loss for the quarter includes non-cash items for depreciation and amortization, asset impairment, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization.
Operating Activities
As delineated in the supplemental information to be posted on the Brookdale website and in the second quarter 2012 Form 10-Q to be filed shortly, the Company now reports information on six segments.  Four segments (Retirement Centers, Assisted Living, CCRCs - Rental and CCRCs - Entry Fee) constitute the Company's consolidated senior housing portfolio.  The fifth segment, Innovative Senior Care, includes the Company's outpatient therapy, home health and hospice services.  The sixth segment, Management Services, includes the services provided to unconsolidated communities that are operated under management agreements.

Senior Housing
Revenue for the consolidated senior housing portfolio was $544.7 million for the second quarter of 2012, an increase of 6.1% from the second quarter of 2011.  Revenue was impacted by an increase in occupancy, rate and the addition of 12 former Horizon Bay communities.  Operating income for the senior housing portfolio for the second quarter of 2012 increased by $2.7 million from the second quarter of 2011, which included approximately $5.4 million of negative Medicare skilled nursing changes.
Same community results for the consolidated senior housing portfolio for the three months ended June 30, 2012 showed revenues grew 2.4% over the corresponding period in 2011 as revenue per unit increased by 1.1% and occupancy grew by 1.1%.  Same community expenses grew by 5.0% and included approximately $3.6 million of insurance reserve adjustments.  Same community Facility Operating Income for the senior housing portfolio decreased by 2.5% over the second quarter of 2011.  Excluding the change in Medicare skilled nursing due to reimbursement rate reductions and elimination of group therapy, same community senior housing revenue increased by 3.4% and same community senior housing Facility Operating Income increased by 0.4% over the corresponding period in 2011.
Innovative Senior Care
Revenue for the Company's ISC segment was $57.7 million for the second quarter of 2012, an increase of 14.7% from the second quarter of 2011.  Revenue was impacted by an increase in volume, particularly with the roll-out into the former Horizon Bay communities, and a decrease in the home health reimbursement rate, which negatively affected revenue by an estimated $2.4 million.  Segment operating income for the ISC segment for the second quarter of 2012 decreased by $1.6 million from the second quarter of 2011, primarily due to decreased reimbursement rates and increased labor costs.
By the end of the second quarter, the Company's ancillary services programs provided outpatient therapy services to approximately 36,800 Brookdale units and the Company's home health agencies were serving approximately 34,500 units across the total consolidated Brookdale portfolio.   By the end of the second quarter, the Company had reached almost 8,000 Horizon Bay units for therapy and over 8,800 Horizon Bay units for home health.  The Company had four markets where hospice services were available during the second quarter.
Balance Sheet
Brookdale had $38.7 million of unrestricted cash and cash equivalents and $96.8 million of restricted cash on its balance sheet at the end of the second quarter.  As of June 30, 2012, the Company had an available secured line of credit with a $230.0 million commitment and $201.7 million of availability (of which $75.0 million had been drawn as of that date).  The Company also had secured and unsecured letter of credit facilities of up to $92.7 million in the aggregate as of June 30, 2012.  $78.3 million of letters of credit had been issued under these facilities as of that date.

On August 11, 2011, the Company's board of directors approved a share repurchase program that authorizes the Company to purchase up to $100.0 million in the aggregate of the Company's common stock.  Pursuant to this authorization, 1,217,100 shares had been purchased as of June 30, 2012, at a cost of approximately $17.6 million, or a weighted average price of approximately $14.44 per share.  No shares were purchased during the second quarter.  As of June 30, 2012, approximately $82.4 million remains available under this share repurchase authorization.
2012 Outlook
For the full year 2012, the Company continues to expect Cash From Facility Operations to range between $2.10 and $2.20 per share (excluding integration, transaction-related and EMR roll-out costs).  These estimates do not include the impact on operating results from possible future acquisitions or dispositions.
Supplemental Information
The Company will shortly post on the Investor Relations section of the Company's website at www.brookdaleliving.com supplemental information relating to the Company's second quarter 2012 results.  This information will also be furnished in a Form 8-K to be filed with the SEC.
Earnings Conference Call
Brookdale's management will conduct a conference call to review the financial results of its second quarter ended June 30, 2012 on Tuesday, August 7, 2012 at 9:00 AM ET.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Brookdale Senior Living Second Quarter Earnings Call."
A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleliving.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available through the website for three months following the call.
For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on August 14, 2012 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "15632048".  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdaleliving.com).
About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 647 communities in 35 states and the ability to serve approximately 67,000 residents.

Safe Harbor

Certain items in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our operational initiatives and our expectations regarding their effect on our results; our expectations regarding the economy, occupancy, revenue, cash flow, expenses, capital expenditures, Program Max opportunities, cost savings, the demand for senior housing, the home resale market, expansion and development activity, acquisition opportunities, asset dispositions, our share repurchase program, taxes, capital deployment, returns on re-invested capital and CFFO; our belief regarding the value of our common stock and our expectations regarding returns to shareholders and our growth prospects; our expectations concerning the future performance of recently acquired communities and the effects of acquisitions on our financial results; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity; our plans to deleverage; our expectations regarding financings and refinancings of assets (including the timing thereof) and their effect on our results; our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy, home health and hospice); our plans to expand, redevelop and reposition existing communities; our plans to acquire additional communities, asset portfolios, operating companies and home health agencies; the expected project costs for our expansion, redevelopment and repositioning program; our expected levels of expenditures and reimbursements (and the timing thereof); our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; our expectations regarding the payment of dividends; and our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan" or other similar words or expressions.  Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from these forward-looking statements include, but are not limited to, the risk that we may not be able to successfully integrate the new Horizon Bay communities into our operations; our determination from time to time to purchase any shares under the repurchase program; our ability to fund any repurchases; the risk associated with the current global economic crisis and its impact upon capital markets and liquidity; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; changes in governmental reimbursement programs; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisitions and integrate them into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement.  We cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue
Resident fees	$602,387	$563,923	$1,199,273	$1,131,958
Management fees	7,499	1,505	14,943	2,910
Reimbursed cost incurred on behalf of managed communities	80,924	17,871	159,639	35,351
Total revenue	690,810	583,299	1,373,855	1,170,219

Expense
Facility operating expense (excluding depreciation and amortization of $58,090, $57,808, $116,026 and $116,767, respectively)	403,515	366,242	802,284	737,196
General and administrative expense (including non-cash stock-based compensation expense of $6,729, $4,555, $13,164 and $9,095, respectively)	46,071	33,681	91,044	67,224
Facility lease expense	70,628	66,065	142,073	132,380
Depreciation and amortization	63,561	70,577	126,905	142,359
Asset impairment	7,246	-	8,329	14,846
Loss on acquisition	-	-	636	-
Gain on facility lease termination	-	-	(2,780)	-
Costs incurred on behalf of managed communities	80,924	17,871	159,639	35,351
Total operating expense	671,945	554,436	1,328,130	1,129,356
Income from operations	18,865	28,863	45,725	40,863

Interest income	692	773	1,544	1,398
Interest expense:
Debt	(32,431)	(30,673)	(64,481)	(62,234)
Amortization of deferred financing costs and debt discount	(4,586)	(2,010)	(9,059)	(4,714)
Change in fair value of derivatives and amortization	(278)	(2,635)	(511)	(2,643)
Loss on extinguishment of debt	-	(15,254)	(221)	(18,148)
Equity in (loss) earnings of unconsolidated ventures	(61)	146	38	412
Other non-operating income (loss)	3	(441)	(108)	376
Loss before income taxes	(17,796)	(21,231)	(27,073)	(44,690)
Provision for income taxes	(1,014)	(12,728)	(2,075)	(1,574)
Net loss	$(18,810)	$(33,959)	$(29,148)	$(46,264)

Basic and diluted loss per share	$(0.15)	$(0.28)	$(0.24)	$(0.38)

Weighted average shares used in computing basic and diluted net loss per share	121,708	121,280	121,426	121,037

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)	(audited)
Cash and cash equivalents	$38,676	$30,836
Cash and escrow deposits - restricted	45,202	45,903
Accounts receivable, net	106,934	98,697
Other current assets	101,770	105,439
Total current assets	292,582	280,875
Property, plant, and equipment and
leasehold intangibles, net	3,792,169	3,694,064
Other assets, net	493,570	491,122
Total assets	$4,578,321	$4,466,061

Current liabilities	$990,094	$620,950
Long-term debt, less current portion	2,174,265	2,415,971
Other liabilities	387,999	388,932
Total liabilities	3,552,358	3,425,853
Stockholders' equity	1,025,963	1,040,208
Total liabilities and stockholders' equity	$4,578,321	$4,466,061

Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Six Months Ended June 30,
	2012	2011
Cash Flows from Operating Activities
Net loss	$(29,148)	$(46,264)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	221	18,148
Depreciation and amortization	135,964	147,073
Asset impairment	8,329	14,846
Equity in earnings of unconsolidated ventures	(38)	(412)
Distributions from unconsolidated ventures from cumulative share of net earnings	1,015	-
Amortization of deferred gain	(2,186)	(2,186)
Amortization of entrance fees	(13,050)	(12,366)
Proceeds from deferred entrance fee revenue	17,377	15,660
Deferred income tax benefit	(41)	-
Change in deferred lease liability	3,206	3,182
Change in fair value of derivatives and amortization	511	2,643
Loss (gain) on sale of assets	172	(1,315)
Loss on acquisition	636	-
Gain on facility lease termination	(2,780)	-
Non-cash stock-based compensation	13,164	9,095
Changes in operating assets and liabilities:
Accounts receivable, net	(8,801)	1,623
Prepaid expenses and other assets, net	4,446	1,937
Accounts payable and accrued expenses	(7,800)	1,317
Tenant refundable fees and security deposits	(1,117)	23
Deferred revenue	8,467	4,348
Net cash provided by operating activities	128,547	157,352
Cash Flows from Investing Activities
Increase in lease security deposits and lease acquisition deposits, net	(6,336)	(372)
Decrease in cash and escrow deposits - restricted	5,404	58,296
Purchase of marketable securities - restricted	(400)	(32,724)
Sale of marketable securities - restricted	-	1,417
Additions to property, plant, and equipment and leasehold intangibles, net of related payables	(91,966)	(67,929)
Acquisition of assets, net of related payables and cash received	(109,959)	(54,508)
(Issuance of) payment on notes receivable, net	(439)	403
Investment in unconsolidated ventures	(571)	-
Distributions received from unconsolidated ventures	184	116
Proceeds from sale of assets, net	325	29,032
Other	(702)	(468)
Net cash used in investing activities	(204,460)	(66,737)
Cash Flows from Financing Activities
Proceeds from debt	193,016	30,417
Repayment of debt and capital lease obligations	(118,653)	(418,176)
Proceeds from line of credit	205,000	55,000
Repayment of line of credit	(195,000)	(55,000)
Proceeds from issuance of convertible notes, net	-	308,335
Issuance of warrants	-	45,066
Purchase of bond hedge	-	(77,007)
Payment of financing costs, net of related payables	(2,714)	(3,485)
Other	(264)	(332)
Refundable entrance fees:
Proceeds from refundable entrance fees	17,306	11,390
Refunds of entrance fees	(13,531)	(11,411)
Cash portion of loss on extinguishment of debt	(118)	(17,014)
Recouponing and payment of swap termination	(1,289)	(99)
Net cash provided by (used in) financing activities	83,753	(132,316)
Net increase (decrease) in cash and cash equivalents	7,840	(41,701)
Cash and cash equivalents at beginning of period	30,836	81,827
Cash and cash equivalents at end of period	$38,676	$40,126

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP.  Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business.  We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale or acquisition of communities (including  gain (loss) on facility lease termination), depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), amortization of deferred gain, amortization of deferred entrance fees, non-cash stock-based compensation expense, and change in future service obligation and including entrance fee receipts and refunds (excluding (i) first generation entrance fee receipts from the sale of units at a recently opened entrance fee CCRC prior to stabilization and (ii) first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization).

In the first quarter of 2012, we revised the definition of Adjusted EBITDA to clarify the point at which first generation entrance fee receipts and refunds at recently opened entrance fee CCRCs will be included.  We determine the stabilization date of recently opened entrance fee communities to be the first day of the first full fiscal quarter occurring two years subsequent to the community's opening date for occupancy of all levels of care on the campus.

As a result of this change, beginning in the first quarter of 2012, we include all net entrance fee activity from a recently opened entrance fee CCRC in our non-GAAP financial measures.  For the three and six months ended June 30, 2012, first generation net entrance fee receipts which would have been excluded under the previous definition of Adjusted EBITDA were $1.5 million and $2.0 million, respectively.

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;

•
It provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three and six months ended June 30, 2012 and 2011 (in thousands):

	Three Months Ended June 30,(1)		Six Months Ended June 30,(1)
	2012	2011	2012	2011
Net loss	$(18,810)	$(33,959)	$(29,148)	$(46,264)
Provision for income taxes	1,014	12,728	2,075	1,574
Equity in loss (earnings) of unconsolidated ventures	61	(146)	(38)	(412)
Loss on extinguishment of debt	-	15,254	221	18,148
Other non-operating (income) loss	(3)	441	108	(376)
Interest expense:
Debt	24,736	22,607	49,076	46,160
Capitalized lease obligation	7,695	8,066	15,405	16,074
Amortization of deferred financing costs and debt discount	4,586	2,010	9,059	4,714
Change in fair value of derivatives and amortization	278	2,635	511	2,643
Interest income	(692)	(773)	(1,544)	(1,398)
Income from operations	18,865	28,863	45,725	40,863
Gain on facility lease termination	-	-	(2,780)	-
Loss on acquisition	-	-	636	-
Depreciation and amortization	63,561	70,577	126,905	142,359
Asset impairment	7,246	-	8,329	14,846
Straight-line lease expense	1,564	1,456	3,206	3,182
Amortization of deferred gain	(1,093)	(1,093)	(2,186)	(2,186)
Amortization of entrance fees	(6,647)	(6,604)	(13,050)	(12,366)
Non-cash stock-based compensation expense	6,729	4,555	13,164	9,095
Entrance fee receipts(2)	19,694	14,609	34,683	27,050
First generation entrance fees received (3)	-	(2,155)	-	(4,884)
Entrance fee disbursements	(5,429)	(6,481)	(13,531)	(11,411)
Adjusted EBITDA	$104,490	$103,727	$201,101	$206,548

(1)	The calculation of Adjusted EBITDA includes integration, transaction-related and EMR roll-out costs of $7.7 million and $11.6 million for the three and six months ended June 30, 2012, respectively. There were $0.9 million of integration and transaction-related costs for both the three and six months ended June 30, 2011.
(2)	Includes the receipt of refundable and non-refundable entrance fees.
(3)	First generation entrance fees received represents initial entrance fees received from the sale of units at a recently opened entrance fee CCRC prior to stabilization.
Cash From Facility Operations
Cash From Facility Operations (CFFO) is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  We define CFFO as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, deferred interest and fees added to principal, refundable entrance fees received, first generation entrance fee receipts at a recently opened entrance fee CCRC prior to stabilization, entrance fee refunds disbursed adjusted for first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization, lease financing debt amortization with fair market value or no purchase options, gain (loss) on facility lease termination, recurring capital expenditures (net), distributions from unconsolidated ventures from cumulative share of net earnings, CFFO from unconsolidated ventures, and other.  Recurring capital expenditures include routine expenditures capitalized in accordance with GAAP that are funded from current operations.  Amounts excluded from recurring capital expenditures consist primarily of major projects, renovations, community repositionings, expansions, systems projects or other non-recurring or unusual capital items (including integration capital expenditures) or community purchases that are funded using lease or financing proceeds, available cash and/or proceeds from the sale of communities that are held for sale.

In the first quarter of 2012, we revised the definition of CFFO to clarify the point at which first generation entrance fee receipts and refunds at recently opened entrance fee CCRCs will be included.  We determine the stabilization date of recently opened entrance fee communities to be the first day of the first full fiscal quarter occurring two years subsequent to the community's opening date for occupancy of all levels of care on the campus.

As a result of this change, beginning in the first quarter of 2012, we include all net entrance fee activity from a recently opened entrance fee CCRC in our non-GAAP financial measures.  For the three and six months ended June 30, 2012, first generation net entrance fee receipts which would have been excluded under the previous definition of CFFO were $1.5 million and $2.0 million, respectively.
We believe CFFO is useful to investors in evaluating our liquidity for the following reasons:
•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.
•	To assess our ability to:
(i)	service our outstanding indebtedness;
(ii)	pay dividends; and
(iii)	make regular recurring capital expenditures to maintain and improve our facilities.

The table below reconciles CFFO from net cash provided by operating activities for the three and six months ended June 30, 2012 and 2011 (in thousands):

	Three Months Ended June 30,(1)		Six Months Ended June 30,(1)
	2012	2011	2012	2011

Net cash provided by operating activities	$82,854	$64,686	$128,547	$157,352
Changes in operating assets and liabilities	(14,172)	11,139	4,805	(9,248)
Refundable entrance fees received(2)	9,317	5,310	17,306	11,390
First generation entrance fees received (3)	-	(2,155)	-	(4,884)
Entrance fee refunds disbursed	(5,429)	(6,481)	(13,531)	(11,411)
Recurring capital expenditures, net	(8,599)	(9,268)	(16,663)	(16,325)
Lease financing debt amortization with fair market value or no purchase options	(2,993)	(2,587)	(5,922)	(5,120)
Distributions from unconsolidated ventures from cumulative share of net earnings	(809)	-	(1,015)	-
CFFO from unconsolidated ventures	1,310	661	2,538	1,302
Cash From Facility Operations	$61,479	$61,305	$116,065	$123,056

(1)	The calculation of CFFO includes integration, transaction-related and EMR roll-out costs of $7.7 million and $11.6 million for the three and six months ended June 30, 2012, respectively. There were $0.9 million of integration and transaction-related costs for both the three and six months ended June 30, 2011.
(2)	Total entrance fee receipts for the three months ended June 30, 2012 and 2011 were $19.7 million and $14.6 million, respectively, including $10.4 million and $9.3 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities. Total entrance fee receipts for the six months ended June 30, 2012 and 2011 were $34.7 million and $27.1 million, respectively, including $17.4 million and $15.7 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.
(3)	First generation entrance fees received represents initial entrance fees received from the sale of units at a recently opened entrance fee CCRC prior to stabilization.

The calculation of CFFO per share is based on weighted average outstanding common shares for the period, excluding any unvested restricted shares.  Annual CFFO per share for all periods is calculated as the sum of the quarterly amounts for the year.
Facility Operating Income
Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination), depreciation and amortization (including non-cash impairment charges), facility lease expense, general and administrative expense, including non-cash stock-based compensation expense, change in future service obligation, amortization of deferred entrance fee revenue and management fees.
We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:
•	It is helpful in identifying trends in our day-to-day facility performance;
•	It provides an assessment of our revenue generation and expense management; and
•	It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three and six months ended June 30, 2012 and 2011 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net loss	$(18,810)	$(33,959)	$(29,148)	$(46,264)
Provision for income taxes	1,014	12,728	2,075	1,574
Equity in loss (earnings) of unconsolidated ventures	61	(146)	(38)	(412)
Loss on extinguishment of debt	-	15,254	221	18,148
Other non-operating (income) loss	(3)	441	108	(376)
Interest expense:
Debt	24,736	22,607	49,076	46,160
Capitalized lease obligation	7,695	8,066	15,405	16,074
Amortization of deferred financing costs and debt discount	4,586	2,010	9,059	4,714
Change in fair value of derivatives and amortization	278	2,635	511	2,643
Interest income	(692)	(773)	(1,544)	(1,398)
Income from operations	18,865	28,863	45,725	40,863
Gain on facility lease termination	-	-	(2,780)	-
Depreciation and amortization	63,561	70,577	126,905	142,359
Asset impairment	7,246	-	8,329	14,846
Loss on acquisition	-	-	636	-
Facility lease expense	70,628	66,065	142,073	132,380
General and administrative (including non-cash stock-based compensation expense)	46,071	33,681	91,044	67,224
Amortization of entrance fees	(6,647)	(6,604)	(13,050)	(12,366)
Management fees	(7,499)	(1,505)	(14,943)	(2,910)
Facility Operating Income	$192,225	$191,077	$383,939	$382,396